Exhibit 99.1

News
Release

For Further Information Contact:
Mr. Peter Blyberg, President and CEO
Union Bankshares Company
66 Main Street
Ellsworth, Maine 04605
(207) 667-2504

For Immediate Release:
April 21, 2006

UNION BANKSHARES COMPANY ANNOUNCES ADOPTION OF
AMENDMENT TO STOCK REPURCHASE PROGRAM

      Ellsworth, Maine, April 21, 2006 -- Union Bankshares Company (OTCBB: "UNBH") (the "Company"), the holding company for Union Trust Company (the "Bank"), announced today that the Board of Directors of the Company, on April 19, 2006, adopted an amendment to its stock repurchase program (the "Repurchase Program"). The Repurchase Program, as originally adopted on April 14, 2002, provided for the repurchase of up to 5% of the Company's then-outstanding common stock. The Company amended the Stock Repurchase Program on October 19, 2005 to authorize the repurchase of an additional 2.5% of the then-outstanding common stock of the Company. As of April 10, 2006, the Company had repurchased a total of 84,013 shares of its stock, and was limited to the repurchase of an additional 2,537 shares of its stock. The April 19, 2006 amendment to the Repurchase Program authorizes the Company to repurchase up to an additional 54,529 shares, or 5% of the common stock of the Company outstanding as of April 10, 2006.

The repurchases may be made from time to time at the discretion of management of the Company. Shares repurchased by the Company are designated as authorized but unissued stock of the Company. The Company may utilize such shares for any purpose the Board of Directors of the Company deems advisable in compliance with applicable law.

      Union Bankshares Company is the holding company for Union Trust Company, a Maine-chartered commercial bank established in 1887. At March 31, 2006, the Company had total assets of $547.9 million and deposits of $317.2 million. The Bank is a full service, community-oriented commercial bank with thirteen offices located along Maine's coast, stretching from Waldoboro to Jonesport.